Exhibit 99.1
Press Release

Contact:	Claire M. Gulmi Executive Vice President and Chief Financial Officer (615) 665-1283
AMSURG ANNOUNCES SECOND-QUARTER NET EARNINGS
FROM CONTINUING OPERATIONS OF $0.45 PER DILUTED SHARE

INCREASES 2009 GUIDANCE FOR NET EARNINGS FROM CONTINUING
OPERATIONS TO RANGE OF $1.69 TO $1.71 PER DILUTED SHARE
NASHVILLE, Tenn. — (July 23, 2009) — Christopher A. Holden, President and Chief Executive Officer of AmSurg Corp. (NASDAQ: AMSG), today announced financial results for the second quarter ended June 30, 2009. Revenues increased 12% to $168,844,000 for the quarter from $150,722,000 for the second quarter of 2008. Net earnings from continuing operations attributable to AmSurg common shareholders increased 11% to $13,798,000 from $12,444,000. Net earnings from continuing operations per diluted share attributable to AmSurg common shareholders increased 15% to $0.45 for the second quarter of 2009 from $0.39 for the second quarter of 2008. As expected, the results for the second quarter of 2009 included an incremental negative impact of $0.02 per diluted share from the effect of the Medicare rule revising the payment system for ASCs, which was effective January 1, 2008. This negative impact was largely offset by the Company’s stock repurchases in the fourth quarter of 2008 and the first quarter of 2009.
          Revenues for the first six months of 2009 increased 12% to $332,268,000 from $296,301,000 for the comparable period in 2008. Net earnings from continuing operations attributable to AmSurg common shareholders increased 10% to $26,411,000 for the first half of 2009 from $24,066,000 for the first six months of 2008 and 13% on a per share basis to $0.85 from $0.75. The results for the first six months of 2009 included an incremental negative impact of $0.04 per diluted share from the effect of the Medicare rule revising the payment system for ASCs. This negative impact was largely offset by the Company’s stock repurchases in the fourth quarter of 2008 and the first quarter of 2009.
          “AmSurg exceeded its guidance for second-quarter earnings per share of $0.40 to $0.42, primarily on the strength of a 12% increase in procedure volume for the quarter compared with the second quarter of 2008,” said Mr. Holden. “The second quarter also reflected a 4% sequential-quarter increase in procedure volume from the first quarter of 2009. We attribute the comparable-quarter procedure growth to the 21 new centers added since the end of the second quarter last year, while the sequential growth was primarily produced in our same-center pool. As anticipated, same-center revenue for the second quarter was flat with the second quarter last year, reflecting the continued economic downturn and the impact of one less business day in the second quarter this year compared with last year. In addition, same-center revenue was reduced approximately 100 basis points due to the impact of the Medicare rule revision.

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AMSG Reports Second-Quarter Results

July 23, 2009
          “We completed one acquisition of a multi-specialty center during the second quarter and opened a de novo GI center. With the sale of one under-performing center during the second quarter, we had a total of 193 centers in operation at the quarter’s end. We also had two centers under development that we expect will open in 2010 and one center under letter of intent.
          “AmSurg produced substantial net cash flows from operations for the second quarter, totaling $21.1 million, or 1.5 times net earnings from continuing operations attributable to AmSurg common shareholders. Our capital expenditures for the new center additions and maintenance totaled $6.9 million for the second quarter, and we reduced our debt by $18.1 million. Our total debt to capitalization improved to 35.3% at the end of the second quarter from 37.2% at the end of 2008, while our ratio of total debt to trailing 12 months EBITDA improved to 2.2 times from 2.4 times at year end.
          “We continue to expect to fund the majority of our capital expenditures and stock repurchases for 2009 with net cash flows from operations for the year, which are expected to be in a range of $95 million to $100 million. At the end of the second quarter, we had cash and cash equivalents of $28.2 million and availability of approximately $59 million under our revolving credit facility, which matures in July 2011.
          “As previously announced, we expect the majority of our expected center acquisitions for 2009 to be completed later in the year due to our focus on appropriate valuations in this economic environment. We also continue to weigh the benefits of additional repurchases of the Company’s common stock against completing additional center acquisitions. No stock repurchases have been completed since the end of the first quarter, and we have not changed our guidance for expected new-center additions for 2009. We expect any stock repurchases to be accretive to our earnings per share, and they may potentially reduce the number of center acquisitions completed for 2009.
          “We are pleased with the stronger than anticipated procedure volume for the second quarter. Considering the continuing weak economic environment, we remain cautious as we move into the third quarter, which typically produces lower quarterly procedure volume due to seasonality. Accordingly, we do not assume that procedure volume during the third quarter will be as strong as that experienced in the second quarter. Today, we are increasing our financial guidance for 2009 to reflect the higher than expected procedure volume for the second quarter of 2009. Our revised guidance for 2009 and for the third quarter of 2009 is as follows:
•	Revenues in a range of $660 million to $680 million for 2009, compared with the previous range of $650 million to $680 million.

•	Same-center revenue growth is expected to be flat for the full year, which includes a negative impact of one percentage point from the effect of the Medicare payment system revision.

•	The addition of 13 to 16 new centers for the year.

•	An estimated effective income tax rate on pre-tax earnings attributable to common shareholders of 39.5% for the year.

•	Net earnings from continuing operations per diluted share attributable to common shareholders for 2009 in a range of $1.69 to $1.71, including a negative $0.07 impact

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AMSG Reports Second-Quarter Results

July 23, 2009
from the effect of the revised Medicare payment system revision. The previous range was $1.64 to $1.67.

•	Net earnings from continuing operations per diluted share attributable to common shareholders for the third quarter of 2009 in a range of $0.42 to $0.44 per diluted share.”
          The information contained in the preceding paragraphs is forward-looking information, and the attainment of these targets is dependent not only on AmSurg’s achievement of its assumptions discussed above, but also on the risks and uncertainties listed below that could cause actual results, performance or developments to differ materially from those expressed or implied by this forward-looking information.
          Mr. Holden concluded, “While the recessionary economic environment and pending governmental healthcare reform continue to create near-term uncertainty for the ASC industry, we remain confident of AmSurg’s long-term growth potential. This confidence is based in part on three long-term trends about which there is high visibility: the aging of the American population, the increasing demand for preventative care and the focus on controlling healthcare costs. We believe the ASC industry provides the highest quality care for many procedures associated with aging and the lowest cost modality for that care. As a result, we expect the industry and AmSurg, as one of its leaders, are particularly well positioned to provide solutions that encompass all three of these long-term trends.”
          AmSurg Corp. will hold a conference call to discuss this release today at 5:00 p.m. Eastern time. Investors will have the opportunity to listen to the conference call over the Internet by going to www.amsurg.com and clicking “Investor Relations” or by going to www.earnings.com at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these sites shortly after the call and continue for 30 days.
          This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by the important factors, among others, set forth in AmSurg’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and other filings with the Securities and Exchange Commission, including the following risks: adverse impacts on the Company’s business associated with current and future economic conditions; the risk that payments from third-party payors, including government healthcare programs, may decrease or not increase as the Company’s costs increase; adverse developments affecting the medical practices of the Company’s physician partners; the Company’s ability to maintain favorable relations with its physician partners; the Company’s ability to acquire and develop additional surgery centers on favorable terms; the Company’s ability to grow revenues by increasing procedure volume while maintaining its operating margins and profitability at its existing centers; the Company’s ability to manage the growth in its business; the Company’s ability to obtain sufficient capital resources to complete acquisitions and develop new surgery centers; the Company’s ability to compete for physician partners, managed care contracts, patients and strategic relationships; adverse weather and other factors that may affect the Company’s surgery

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AMSG Reports Second-Quarter Results

July 23, 2009
centers; the Company’s failure to comply with applicable laws and regulations; the risk of changes in legislation, regulations or regulatory interpretations that may negatively affect the Company; the risk of becoming subject to federal and state investigation; the risk of regulatory changes that may obligate the Company to buy out interests of physicians who are minority owners of its surgery centers; potential liabilities associated with the Company’s status as a general partner of limited partnerships; liabilities for claims brought against our facilities; the Company’s legal responsibility to minority owners of its surgery centers, which may conflict with its interests and prevent it from acting solely in its best interests; risks associated with the potential write-off of the impaired portion of intangible assets; and potential liability relating to the tax deductibility of goodwill. Consequently, actual results, performance or developments may differ materially from the forward-looking statements included above. AmSurg disclaims any intent or obligation to update these forward-looking statements.
          AmSurg Corp. acquires, develops and operates ambulatory surgery centers in partnership with physician practice groups throughout the United States. At June 30, 2009, AmSurg owned a majority interest in 193 continuing centers in operation and had two centers under development.

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AMSG Reports Second-Quarter Results

July 23, 2009
AMSURG CORP.
Unaudited Selected Consolidated Financial and Operating Data
(Dollars in thousands, except per share amounts)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
Statement of Earnings Data:	2009	2008	2009	2008
Revenues	$168,844	$150,722	$332,268	$296,301
Operating expenses:
Salaries and benefits	49,388	43,536	98,380	85,927
Supply cost	20,967	17,689	40,833	34,588
Other operating expenses	34,383	30,385	68,422	60,452
Depreciation and amortization	5,702	5,198	11,349	10,317

Total operating expenses	110,440	96,808	218,984	191,284

Operating income	58,404	53,914	113,284	105,017
Interest expense, net	2,038	2,503	4,065	5,295

Earnings from continuing operations before income taxes	56,366	51,411	109,219	99,722
Income tax expense	9,365	8,394	17,911	16,310

Net earnings from continuing operations	47,001	43,017	91,308	83,412
Discontinued operations:
Earnings from operations of discontinued interest in surgery centers, net of income taxes	115	146	123	458
Loss on disposal of discontinued interest in surgery centers, net of income taxes	(263)	(1,309)	(263)	(1,309)

Net loss from discontinued operations	(148)	(1,163)	(140)	(851)

Net earnings	46,853	41,854	91,168	82,561
Less net earnings attributable to noncontrolling interests:
Net earnings from continuing operations	33,203	30,573	64,897	59,346
Discontinued operations	70	37	75	265

Total net earnings attributable to noncontrolling interests	33,273	30,610	64,972	59,611

Net earnings attributable to AmSurg Corp.	$13,580	$11,244	$26,196	$22,950

Amounts attributable to AmSurg Corp. common shareholders:
Net earnings from continuing operations	$13,798	$12,444	$26,411	$24,066
Discontinued operations	(218)	(1,200)	(215)	(1,116)

Net earnings	$13,580	$11,244	$26,196	$22,950

Basic earnings per common share attributable to AmSurg Corp. common shareholders
Net earnings from continuing operations	$0.45	$0.40	$0.85	$0.77
Discontinued operations	(0.01)	(0.04)	(0.01)	(0.04)

Net earnings	$0.44	$0.36	$0.85	$0.73

Diluted earnings per common share attributable to AmSurg Corp. common shareholders
Net earnings from continuing operations	$0.45	$0.39	$0.85	$0.75
Discontinued operations	(0.01)	(0.04)	(0.01)	(0.04)

Net earnings	$0.44	$0.35	$0.84	$0.72

Weighted average number of shares and share equivalents (000’s):
Basic	30,660	31,479	30,952	31,388
Diluted	30,828	31,962	31,117	31,876

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AMSG Reports Second-Quarter Results

July 23, 2009
AMSURG CORP.
Unaudited Selected Consolidated Financial and Operating Data, continued
(Dollars in thousands, except per share amounts)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
Operating Data:	2009	2008	2009	2008
Continuing centers in operation at end of period	193	172	193	172
New centers added during the period	2	2	5	4
Centers under development/not opened at end of period	2	3	2	3
Development centers awaiting CON approval at end of period	—	1	—	1
Centers under letter of intent	1	5	1	5
Average number of centers in operation	192	171	191	171
Average revenue per center	$880	$881	$1,737	$1,738
Same center revenues increase	0%	3%	0%	3%
Procedures performed during the period	313,797	279,022	616,823	546,165
Income tax expense attributable to noncontrolling interests	$183	$140	$346	$283
Reconciliation of net earnings to EBITDA (1):
Net earnings from continuing operations attributable to AmSurg Corp. common shareholders	$13,798	$12,444	$26,411	$24,066
Add: income tax expense	9,365	8,394	17,911	16,310
Add: interest expense, net	2,038	2,503	4,065	5,295
Add: depreciation and amortization	5,702	5,198	11,349	10,317

EBITDA	$30,903	$28,539	$59,736	$55,988

(1)	EBITDA is defined as earnings before interest, income taxes and depreciation and amortization. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is an analytical indicator used by management and the health care industry to evaluate company performance, allocate resources and measure leverage and debt service capacity. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies. Net earnings from continuing operations attributable to AmSurg Corp. common shareholders is the financial measure calculated and presented in accordance with generally accepted accounting principles that is most comparable to EBITDA as defined.

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AMSG Reports Second-Quarter Results

July 23, 2009
AMSURG CORP.
Unaudited Selected Consolidated Financial and Operating Data, continued
(Dollars in thousands)

	June 30,	Dec. 31,
Balance Sheet Data:	2009	2008
Assets

Current assets:
Cash and cash equivalents	$28,156	$31,548
Accounts receivable, net of allowance of $12,112 and $11,757 respectively	67,650	63,602
Supplies inventory	7,815	8,083
Deferred income taxes	1,658	1,378
Prepaid and other current assets	14,538	17,223
Current assets held for sale	113	25

Total current assets	119,930	121,859

Long-term receivables and deposits	61	46
Property and equipment, net	109,653	111,884
Intangible assets, net	704,392	671,914
Long-term assets held for sale	645	176

Total assets	$934,681	$905,879

Liabilities and Shareholders’ Equity

Current liabilities:
Current portion of long-term debt	$5,710	$6,801
Accounts payable	12,100	14,240
Accrued salaries and benefits	15,260	12,040
Other accrued liabilities	3,006	3,246
Current income taxes payable	912	—
Current liabilities held for sale	16	—

Total current liabilities	37,004	36,327

Long-term debt	254,209	265,835
Deferred income taxes	63,179	54,758
Other long-term liabilities	21,850	22,416
Long-term liabilities held for sale	34	—
Equity:
Common stock, no par value 70,000,000 shares authorized, 30,661,108 and 31,342,241 shares outstanding, respectively	168,703	177,624
Deferred compensation	(6,857)	(5,432)
Retained earnings	317,284	291,088
Accumulated other comprehensive loss, net of income taxes	(2,301)	(2,851)

Total AmSurg Corp. shareholders’ equity	476,829	460,429
Noncontrolling interests	81,576	66,114

Total equity	558,405	526,543

Total liabilities and shareholders’ equity	$934,681	$905,879

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AMSG Reports Second-Quarter Results

July 23, 2009
AMSURG CORP.
Unaudited Selected Consolidated Financial and Operating Data, continued
(Dollars in thousands)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
Statement of Cash Flow Data:	2009	2008	2009	2008

Cash flows from operating activities:
Net earnings	$46,852	$41,854	$91,168	$82,561
Adjustments to reconcile net earnings to net cash flows provided by operating activities:
Distributions to noncontrolling interests	(34,561)	(29,918)	(64,506)	(56,857)
Depreciation and amortization	5,702	5,198	11,349	10,317
Net loss on sale	434	861	434	861
Share-based compensation	1,167	1,342	2,241	2,408
Excess tax benefit from share-based compensation	—	(207)	—	(478)
Deferred income taxes	3,407	3,418	7,141	5,932
Increase (decrease) in cash and cash equivalents, net of effects of acquisition and dispositions, due to changes in:
Accounts receivable, net	1,475	(540)	(3,093)	(2,899)
Supplies inventory	147	(42)	372	(174)
Prepaid and other current assets	(2,107)	837	545	1,100
Accounts payable	(454)	(10)	310	(1,803)
Accrued expenses and other liabilities	(1,028)	(2,794)	4,261	188
Other, net	85	324	264	662

Net cash flows provided by operating activities	21,119	20,323	50,486	41,818

Cash flows from investing activities:
Acquisition of interest in surgery centers	(2,920)	(15,700)	(19,246)	(23,597)
Acquisition of property and equipment	(4,010)	(4,903)	(11,430)	(9,438)
Net repayments of notes receivable	625	625	1,247	1,250

Net cash flows used in investing activities	(6,305)	(19,978)	(28,529)	(31,785)

Cash flows from financing activities:
Proceeds from long-term borrowings	15,200	24,200	41,150	35,156
Repayment on long-term borrowings	(33,270)	(26,623)	(53,933)	(54,829)
Proceeds from issuance of common stock upon exercise of stock options	—	1,850	—	2,989
Repurchase of common stock	—	—	(12,587)	—
Proceeds from capital contributions by noncontrolling interests	23	227	23	548
Excess tax benefit from share-based compensation	—	207	—	478
Financing cost incurred	—	(3)	(2)	(9)

Net cash flows used in financing activities	(18,047)	(142)	(25,349)	(15,667)

Net (decrease) increase in cash and cash equivalents	(3,233)	203	(3,392)	(5,634)
Cash and cash equivalents, beginning of period	31,389	24,116	31,548	29,953

Cash and cash equivalents, end of period	$28,156	$24,319	$28,156	$24,319

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AMSG Reports Second-Quarter Results

July 23, 2009
AMSURG CORP.
Unaudited Selected Consolidated Financial and Operating Data, continued
(In thousands)
Presented below is certain statement of earnings and operating data for the three months ended March 31, 2009 and fiscal year 2008, which have been restated in order to present additional discontinued operations.

	Three Months
	Ended	Three Months Ended				Year Ended
	March 31,	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,
Statement of Earnings Data:	2009	2008	2008	2008	2008	2008
Revenues	$163,424	$145,579	$150,722	$150,749	$153,057	$600,107

Operating expenses:
Salaries and benefits	48,992	42,391	43,536	44,206	43,236	173,369
Supply cost	19,866	16,899	17,689	17,351	18,662	70,601
Other operating expenses	34,039	30,067	30,385	31,352	32,960	124,764
Depreciation and amortization	5,647	5,119	5,198	5,252	5,246	20,815

Total operating expenses	108,544	94,476	96,808	98,161	100,104	389,549

Operating income	54,880	51,103	53,914	52,588	52,953	210,558
Interest expense, net	2,027	2,792	2,503	2,331	2,312	9,938

Earnings from continuing operations before income taxes	52,853	48,311	51,411	50,257	50,641	200,620
Income tax expense	8,546	7,916	8,394	8,017	8,774	33,101

Net earnings from continuing operations	44,307	40,395	43,017	42,240	41,867	167,519
Discontinued operations:
Earnings (loss) from operations of discontinued interest in surgery centers, net of income taxes	8	312	146	(207)	(71)	180
(Loss) gain on disposal of discontinued interest in surgery centers, net of income taxes	—	—	(1,309)	674	(1,138)	(1,773)

Net earnings (loss) from discontinued operations	8	312	(1,163)	467	(1,209)	(1,593)

Net earnings	44,315	40,707	41,854	42,707	40,658	165,926
Less net earnings attributable to noncontrolling interests:
Net earnings from continuing operations	31,694	28,773	30,573	29,645	28,987	117,978
Discontinued operations	5	228	37	678	(41)	902

Total net earnings attributable to noncontrolling interests	31,699	29,001	30,610	30,323	28,946	118,880

Net earnings attributable to AmSurg Corp.	$12,616	$11,706	$11,244	$12,384	$11,712	$47,046

Amounts attributable to AmSurg Corp. common shareholders:
Net earnings from continuing operations	$12,613	$11,622	$12,444	$12,595	$12,880	$49,541
Discontinued operations	3	84	(1,200)	(211)	(1,168)	(2,495)

Net earnings	$12,616	$11,706	$11,244	$12,384	$11,712	$47,046

Basic earnings per common share attributable to AmSurg Corp. common shareholders:
Net earnings from continuing operations	$0.40	$0.37	$0.40	$0.40	$0.41	$1.57
Discontinued operations	—	—	(0.04)	(0.01)	(0.04)	(0.08)

Net earnings	$0.40	$0.37	$0.36	$0.39	$0.37	$1.49

Diluted earnings per common share attributable to AmSurg Corp. common shareholders:
Net earnings from continuing operations	$0.40	$0.37	$0.39	$0.39	$0.41	$1.55
Discontinued operations	—	—	(0.04)	(0.01)	(0.04)	(0.08)

Net earnings	$0.40	$0.37	$0.35	$0.38	$0.37	$1.47

Weighted average number of shares and share equivalents (000’s):
Basic	31,244	31,298	31,479	31,719	31,517	31,503
Diluted	31,406	31,790	31,962	32,303	31,798	31,963
Operating Data:
Income tax expense attributable to noncontrolling interests	$163	$143	$140	$168	$168	$619
Reconciliation of net earnings to EBITDA (1):
Net earnings from continuing operations attributable to AmSurg Corp. common shareholders	$12,613	$11,622	$12,444	$12,595	$12,880	$49,541
Add: income tax expense	8,546	7,916	8,394	8,017	8,774	33,101
Add: interest expense, net	2,027	2,792	2,503	2,331	2,312	9,938
Add: depreciation and amortization	5,647	5,119	5,198	5,252	5,246	20,815

EBITDA	$28,833	$27,449	$28,539	$28,195	$29,212	$113,395

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